Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is effective as of March 22, 2023 between ROYAL BUSINESS BANK, a California state banking corporation (the “Bank”), RBB BANCORP, (the “Bancorp”), a California corporation, (collectively referred to as the “Company”) with their principal offices at 1055 Wilshire Boulevard, 12th floor, Suite 1200, Los Angeles, California 90017(hereinafter “Bank”), and ALEX KO (hereinafter “Executive”) whose present address is 4852 Ocean View Blvd., La Canada, California 91011. Executive may be carried on the records of the Bank as an employee and Executive’s compensation shall be paid by the Bank, subject to the Bank’s right of reimbursement from the Bancorp under other agreements to which the Executive is not a party.

A.         TERM OF EMPLOYMENT

Subject to all necessary regulatory approvals, the Bank hereby employs Executive, and Executive hereby accepts employment with the Bank, for the three-year period (the “Term”) commencing on March 22, 2023 (the “Effective Date”) through February 28, 2026, subject however to prior termination as hereinafter provided. The Employment Start Date is March 1, 2023. Where used herein, “Term” shall refer to the entire period of the employment of Executive by Bank hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided, or renewed as provided in the next paragraph.

The term hereof shall be automatically renewed for successive one (1) year periods (the “Extended Term”), unless written notice is given and received not less than three (3) months prior to the end of the Initial Term of the intention of either party not to renew the same. The term for which Executive is employed hereunder (which includes the Initial Term and, if renewed, the Extended Term) is hereinafter referred to as the “Term.”

B.         DUTIES OF EXECUTIVE

1.         Duties. Executive’s duties under his Employment Agreement include all ordinary and reasonable duties customarily performed by the full‑time Executive Vice President and Chief Financial Officer of the Bancorp and the Bank, subject to the powers by law vested in the Board of Directors of the Bank and in the Bank’s shareholders. Executive shall also be an officer of the Bancorp, the Bank, RBB Asset Management Company and First American International Capital Corporation. As such, Executive shall oversee all operational aspects of the business and activities of the Bank. Executive shall render his services to the Bank and shall exercise such corporate responsibilities as Executive may be directed by the Chief Executive Officer. Executive’s position is a full time exempt position, and Executive will be expected to work a minimum of 40 hours per week as set by the Chief Executive Officer, which may need to be modified from time to time to meet business needs, Monday through Friday, and Executive may be required to work additional hours beyond a standard 40 hour work week. Executive shall also be required to travel from time to time in connection with performing Executive’s job duties. Executive may work in alternative offices or from home on a specified schedule as agreed upon by the Chief Executive Officer. Executive is required to attend weekly management meetings and monthly Board of Director meetings in person. Executive’s office shall be at the head office of the Bank in downtown Los Angeles. Executive shall perform his duties faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with applicable laws and the Bank’s Articles of Incorporation and Bylaws.

2.         Conflicts of Interest. Executive expressly agrees as a condition to the performance by Bank of its obligations herein that during the term of his Agreement and of any renewals hereof, he will not, directly or indirectly, render any services of an advisory nature or otherwise to or become employed by or participate or engage in any business competitive with any businesses of the Bank, without the prior written consent of the Bank, however, that nothing herein shall prohibit Executive from owning stock or other securities of a competitor which are relatively insubstantial to the total outstanding stock of such competitor, and so long as he in fact does not have the power to control or direct the management or policies of such competitor and does not serve as a director or officer of, and is not otherwise associated with, any competitor except as consented to by the Bank. Nothing contained herein shall preclude substantially passive investments by Executive during the Term that may require nominal amounts of his time, energies and interest.

3.         Performance. Except as provided in paragraph G.2. herein, Executive after the Effective Date shall devote substantially his full energies, interests, abilities and productive time to the business of the Bank. Executive shall at all times loyally and conscientiously perform all of these duties and obligations hereunder and shall at all times strictly adhere to and obey, and instruct and require all that work under and with him strictly to adhere and obey, all applicable federal and state laws, statutes, rules and regulations to the end that the Bank shall at all times be in full compliance with such laws, statutes, rules and regulations.

C.         COMPENSATION

1.         Salary. In consideration of the performance by Executive of all of his obligations under this Agreement, the Bank agrees to pay Executive during the Term hereof a base salary of $367,200 per year from the date of commencement of his Agreement for each year of the Term. The Board of Directors may elect to adjust upward the base annual salary and other compensation of Executive from time to time, at its sole discretion. The Executive's salary shall be reviewed at least annually by the Board of Directors which may, but shall not be required to, increase the salary during the Employment Term. Executive acknowledges that wages are paid by the Bank semi-monthly in accordance with the Bank’s normal payroll procedures, on the 15th and last day of the month. Executive acknowledges that he is not eligible for overtime compensation.

2.         Bonuses. During the term of this Agreement, Executive may receive such bonuses, if any, as the Board of Directors in its sole discretion shall determine.

3.         Stock Options/Stock Awards. The Board of Directors of the Bancorp in its sole discretion intends to grant to Executive a Stock Option/Stock Award (the “Award”) for a term of five years in the amount of 30,000 shares at an exercise price equal to fair market value on the date of grant. The Award shall vest over a five year period with 20% vesting every year on the one year anniversary of the Employment Start Date with such Award subject to the Company’s 2017 Omnibus Stock Incentive Plan, as amended. If Executive’s employment is terminated for any reason other than for cause or voluntarily by Executive, Executive’s then vested Awards shall be exercisable over the remaining term of the Awards, subject to acceleration in specified circumstances. The remaining terms and conditions of the Awards shall be governed by the Bancorp’s Omnibus Stock Incentive Plan and Executive’s Stock Award Agreement.

4.         Claw-back Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and claw-back as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5.         Incentives. Bonus incentives may be paid for work on acquisitions, new product segments, or other projects. Such bonus incentives are subject to applicable payroll taxes and withholdings.

6.         Holidays. The Bank closes for holidays observed by the Federal Reserve and the State of California but is subject to change based on workload and business need. Holiday pay is paid at your base rate of pay at the time of the holiday.

D.         EMPLOYEE BENEFITS

1.         Vacation. Executive shall be entitled to a vacation each year during the Term, which vacation shall be four (4) weeks (20 days), subject to pre-approval by the Chief Executive Officer, and subject to the Bank’s vacation pay policy, subject to the vacation accrual cap, which provides that vacation hours may be accrued up to an annual accrual. The accrual of Executive’s vacation upon the Employment Start Date and is pro-rated for 2022. Executive further agrees that he will not take the entire four (4) weeks of vacation consecutively, and that he will not take any vacation at times which would be detrimental to the interests of the Bank. Vacation days must be approved in advance by the Chief Executive Officer. Any vacation time not used shall accumulate up to a certain annual accrual cap, and Executive and the Bank shall conform to the Bank’s Human Resources policy then in effect concerning vacations.

2.         Travel Expense. During the Term hereunder, the Bank shall provide Executive with an automobile allowance of $1,500 per month, less payroll taxes and withholdings, payable on a semi-monthly basis. During the Term hereunder, the Board of Directors would be willing to reanalyze the monthly allowance if Executive’s actual and reasonable costs are significantly in excess of the monthly allowance.

3.         Group Medical and Life Insurance Benefits. The Bank will provide Executive and Executive's immediate family, and pay for, participation in medical, dental, vision, accident and health benefits as provided to other officers and employees of the Bank, an annual physical examination, and appropriate life and disability insurance, as long as Executive is insurable at a normal premium payment. The Bank’s liability to Executive for any breach of this paragraph shall be limited to the amount of premiums payable by the Bank to obtain the coverage contemplated herein.

4.         Salary Continuation Plan and Other Plans. During the Term, Executive shall be eligible to participate in any pension or profit-sharing plan, deferred compensation plan, salary continuation plan, stock purchase plan, or similar benefit or retirement program of the Bank as approved by the Board of Directors now or hereafter existing, to the extent that he is eligible under the provisions thereof and commensurate with his position in relationship to other participants.

5.         Sick Leave. Executive is eligible for paid sick leave, and Executive may accrue up to 80 hours of paid sick leave annually. Sick leave must be used in accordance with the Bank’s paid sick leave policy.

E.         REIMBURSEMENT FOR BUSINESS EXPENSES

Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Bank during the Term, which type of expenditures shall be determined by the Board of Directors, provided that:

(a)         Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as deductible compensation to Executive; and

(b)         Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as deductible compensation to Executive.

Upon timely presentation to the Bank of necessary and proper documentation in accordance with the Regulations of the Internal Revenue Service, the Bank will reimburse Executive for any necessary, usual, customary and reasonable business expenses incurred by Executive in connection with his position or for the Bank’s benefit, including the costs of cellular phone service related to the Bank’s business.

Any expenses of Executive for his activities in industry association groups, or other business, industry, civic, or charitable organizations, that are not reimbursed by those organizations, will be reimbursed by the Bank to Executive upon presentation of proper documentation.

F.         TERMINATION

Notwithstanding any and all other provisions of this Agreement to the contrary, Executive’s employment hereunder may be terminated:

1.         Without Cause. In the sole and absolute discretion of the Board of Directors for any cause whatsoever; provided, however, that if such termination occurs during the Term and is for any cause other than any more particularly described in Sections F.2. or F.3. hereof, Executive shall receive severance payment in an amount equal to six (6) months of his then current annual salary, payable in installments on the normal payroll dates of the Bank, in full and complete satisfaction of any and all rights which Executive may enjoy hereunder other than the right, if any, to exercise any of the Awards vested prior to such termination. In order to qualify for the severance benefit, Executive must execute a general release in favor of the Bank and its officers, directors, employees, shareholders, attorneys, agents and all other related parties.

2.         Disability or Death. Upon Executive’s physical or mental disability to continue his duties hereunder as the Chief Financial Officer of the Bank; provided, however, that if such termination occurs as a result of such disability, Executive shall receive severance payment in an amount equal to three (3) months of the annual base salary in effect hereunder at the date of such termination in full and complete satisfaction of any and all rights which Executive might enjoy hereunder other than the right, if any, to exercise any of the Awards vested prior to such termination, less any payments received from any Bank provided benefit, including worker’s compensation, FICA or disability insurance. For purposes of this Agreement, physical or mental disability shall be defined as Executive being unable to fully perform under this Agreement for a continuous period of 90 days, and reasonably accommodate for that disability as required by the Americans with Disability Act of 1990.

Upon Executive’s death; provided, however, Executive’s estate shall receive the payment in an amount equal to three (3) months of the annual base salary in effect hereunder at the date of such termination in full and complete satisfaction of any and all rights which Executive might enjoy hereunder other than the right, if any, to exercise any of the Awards vested prior to such termination.

3.         For Cause. The Bank may terminate immediately this Agreement without any further obligation or liability whatsoever to Executive, if:

(a)         Executive engages in misconduct or is negligent in the performance of his material duties hereunder; or

(b)         Executive is convicted of or pleads guilty or nolo contendere to any felony, or is convicted of or pleads guilty or nolo contendere to any misdemeanor involving moral turpitude; or

(c)         Bank is required to remove or replace Executive by formal order or formal or informal instruction, including a requested consent order or agreement, from the DFI or Federal Deposit Insurance Corporation (“FDIC”) or any other regulatory authority having jurisdiction; or

(d)         Executive has failed to perform or habitually neglected Executive’s duties; or

(e)         Executive has failed to follow any valid and legal written policy of the Board of Directors, any resolutions of the Board adopted at a duly called meeting or any instructions from the Board of Directors or Chief Executive Officer; or

(f)         Due to Executive’s lack of care or negligence, the Bank receives a Section 8(a) Order from the FDIC, a Section 8(b) Order from the FDIC, or a Section 1912 or 1913 Order from the DFI; or

(g)         Executive's engagement in dishonesty, illegal conduct or gross misconduct; or

(h)         Executive's willful unauthorized disclosure of Confidential Information (as defined below); or

(i)    Executive's breach of any obligation under this Agreement or any other written agreement between the Executive and the Company; or

(j)         any failure by the Executive to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes material harm to the Company.

Any termination under this paragraph F.3 shall not prejudice any remedy which Bank may otherwise have at law, in equity, or under this Agreement.

4.         Change of Control

(a)         Except for termination for Cause (pursuant to Section F.3 hereof), disability or death (pursuant to Section F.2 hereof), after the occurrence of a Change in Control (as defined below) and in no other event, if Executive’s employment with the Bank is materially adversely altered or Executive is not retained by the Bank or the surviving bank or company, Executive shall be entitled to receive severance payment in the amount equal to twelve (12) months of Executive’s then current annual salary,  and continuation of Executive’s medical and dental insurance coverage for one (1) year or until Executive has found employment, whichever occurs earlier. Such payment shall terminate this Agreement in all respects, but shall not prohibit Executive from continuing as an employee under a new agreement with the Bank or a successor bank.

A material adverse alteration in employee status would mean (i) a material breach by the Bank of its obligations under this Agreement, (ii) a change in Executive’s status or position or responsibilities as Chief Financial Officer of the Bank which represents a demotion from his status, title, position and responsibilities, or the assignment to him of any significant duties which are inconsistent with such status, title or position, or (iii) a reduction by the Bank in his base annual salary, or (iv) requiring him to be based anywhere other than the greater Los Angeles area.

The Executive cannot terminate his employment for a material adverse alteration in employee status unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence or occurrence of such grounds and the Company has had at least (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within seventy-five (75) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

(b)         A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)         any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Bank; any trustee or other fiduciary holding securities under an employee benefit plan of the Bank; any entity owned, directly or indirectly, by the stockholders of the Bank in substantially the same proportions as their ownership of the stock of the Bank) is or becomes the “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Bank (not including in the securities beneficially owned by such Person any securities acquired directly from the Bank or its affiliates) representing 25% or more of the combined voting power of the Bank’s then outstanding securities; or

(ii)         the stockholders of the Bank approve a merger or consolidation of the Bank with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Bank, at least 75% of the combined voting power of the voting securities of the Bank or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Bank (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Bank’s then outstanding securities; or

(iii)         the stockholders of the Bank approve a plan of complete liquidation of the Bank or an agreement for the sale or disposition by the Bank of all or substantially all the Bank’s assets.

Notwithstanding the foregoing, a Change in Control shall not include (A) any event, circumstances or transaction that results from the action of any entity or group that includes, is affiliated with, or is wholly or partly controlled by Executive (e.g., a management‑led buyout), or (B) the repurchase by the Bank or the redemption directly or indirectly, of securities of the Bank representing 50% or more of the combined voting power of the Bank’s then outstanding securities.

The Executive cannot terminate his employment for a material adverse alteration in employee status unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence or occurrence of such grounds and the Company has had at least (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within seventy-five (75) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.         Release. As a condition to Executive receiving any payments pursuant to Sections F.1, F.2, and F.4 hereof, Executive will execute and deliver a general release to the Bank, releasing the Bank, its employees, officers, directors, stockholders and agents, and each person who controls any of them within the meaning of Section 15 of the Securities Act of 1933, as amended, from any and all claims (other than claims with respect to payments pursuant to such Sections) from the beginning of time to the date of termination.

6.         Supervisory Matters.

(a)    If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's or the Bancorp’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the obligations of the Company under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s or the Bancorp’s affairs by an order issued under Section 8(e) (3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected. If the Company is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Company; (i) by the Federal Deposit Insurance Corporation at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Federal Deposit Insurance Corporation or the Federal Reserve Board, at the time that the Federal Deposit Insurance Corporation or the Federal Reserve Board approves a supervisory merger to resolve problems related to the operation of the Bancorp or when the Company is in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

Notwithstanding anything to the contrary contained herein, the obligation to make payment of any severance benefits as provided herein (including without limitation, any payment contemplated under Section F.4), is conditioned upon (i) the Company and/or Bank obtaining any necessary approval from the Board of Governors of the Federal Reserve System and/or the Federal Deposit Insurance Corporation, and (ii) compliance with applicable law, including 12 C.F.R. Part 359.  In addition, the Executive covenants and agrees that the Company and its successors and assigns shall have the right to demand the return of any "golden parachute payments" (as defined in 12 C.F.R. Part 359) in the event that any of them obtain information indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. § 359.4(a)(4), and the Executive shall promptly return any such "golden parachute payment" upon such demand.

(7) Section 280G.

(i) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section F.(7), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced (by the minimum possible amounts) in a manner determined by the Company that is consistent with the requirements of Section 409A, until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(ii) All calculations and determinations under this Section F.(7) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section F.(7), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section F.(7). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

G. Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, operations, services, strategies, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, trade secrets, policy  manuals, records, vendor information, financial information, results, accounting records, legal information, marketing information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, reports, internal controls, security procedures, market studies, sales information, revenue, costs, notes, communications, product plans, ideas, customer information, customer lists,  of the Company  or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that: (i) is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf; (ii) becomes available on a non-confidential basis from a source other than a party to this Agreement or a representative of a party to this Agreement, provided that such source is not bound by a confidentiality agreement with a party or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation, (iii) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law.

(b) Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its product offerings in the field of financial services. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company  except as required in the performance of the Executive's authorized employment duties to the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive's authorized employment duties to the Company acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive shall promptly provide written notice of any such order to the Company’s General Counsel.

The Executive understands and acknowledges that her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he began employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

H. Security.

(a) Security and Access. The Executive agrees and covenants (a) to comply with all Company  security policies and procedures as in force from time to time including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, and passwords ("Facilities Information Technology and Access Resources"); (b) not to access or use any Facilities Information Technology and Access Resources except as authorized by the Company; and (iii) not to access or use any Facilities Information Technology and Access Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event she learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities Information Technology and Access Resources or other Company property or materials by others.

(b) Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, manuals, reports, files, books, compilations,  e-mail messages,  recordings, disks, thumb drives or other removable information storage devices, hard drives, data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive's possession or control.

I. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company  and its agents, representatives and licensees, of the Executive's name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of her employment by the Company, for all legitimate commercial and business purposes of the Company ("Permitted Uses") without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of her employment by the Company, arising directly or indirectly from the Company’s and its agents', representatives' and licensees' exercise of their rights in connection with any Permitted Uses.

J.         GENERAL PROVISIONS

1.         Trade Secrets. During the Term, Executive will have access to and become acquainted with what Executive and the Bank acknowledge are trade secrets, to wit, knowledge or data concerning the Bank, including its operations and business, and the identity of customers of the Bank, including knowledge of their financial conditions their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, except as required in the course of Executive’s employment with the Bank.

2.         Covenant Not to Solicit Customers or Fellow Employees. If the Bank or the Executive terminates this Agreement for any reason, Executive agrees that for the period provided for severance payments in accordance with certain terminations pursuant to Article F hereof, Executive shall not solicit the banking business of any customer with whom the Bank or a subsidiary bank has done business during the preceding one-year period within a 50 mile radius of the City of Los Angeles, California. Executive further agrees not to solicit the services of any officer or employee of the Bank during such period.

The covenants contained in this Section J.2 shall be considered as a series of separate covenants, one for each political subdivision of California, and one for each entity or individual with respect to whom solicitation is prohibited. Except as provided in the previous sentence, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section J.2. If in any judicial proceeding a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that a provision of this Section J.2 or any such separate covenant or portion thereof, is determined to exceed the time, geographic or scope limitations permitted by applicable law, then such provision shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. Executive hereby consents, to the extent Executive may lawfully do so, to the judicial modification of this Agreement as described in this Section J.2.

In the event of a merger, where Bank is not the surviving corporation, or in the event of a consolidation, in the event of a transfer of all or substantially all of the assets of Bank, or in the event that the majority of the Bank’s Board of Directors, as it exists as of the date of this Agreement, does not have control, the Executive shall be unconditionally released from all of his duties and obligations under this paragraph.

3.         Indemnification. To the extent permitted by law, applicable statutes, the Bylaws or resolutions of the Bank in effect from time to time, the Bank shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or nonfeasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Bank including but not limited to judgments, fines, settlements and advancement of expenses incurred in the defense of actions, proceedings and appeals therefrom. The Bank shall endeavor to obtain Directors and Officers Liability Insurance to indemnify and insure the Bank and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

4.         Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Bank, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Bank in good condition.

5.         Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph address appearing at the beginning of this Agreement. Either party may change its address by written notice in accordance with this paragraph.

6.         California Law. This Agreement is to be governed by and construed under the laws of the State of California.

7.         Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

8.         Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

9.         Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Bank and Executive.

10.         Receipt of Agreement. Each of the parties hereto acknowledges that it or he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

11.         Resolution of Disputes; Arbitration. In the event of any dispute, claim or controversy between the Executive and the Bank (or its directors, officers, employees or agents) arising out of this Agreement or the Executive’s employment with the Bank, both Parties agree to submit such dispute, claim or controversy to final and binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. sec. 1280 et seq. ...). The arbitration will be conducted before the American Arbitration Association (“AAA”) in accordance with the AAA Employment Arbitration Rules and Mediation Procedures. These rules are available at the AAA web site at: http://www.adr.org. The claims governed by this arbitration provision include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, wrongful demotion, tort claims, claims for fraud and misrepresentation, claims for unlawful discrimination, harassment, and/or retaliation to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance. The claims which are to be arbitrated under this agreement include claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act and the California Labor Code.

(a)         The arbitration shall be conducted by a single arbitrator selected either by mutual agreement of the Executive and the Bank or, if they cannot agree, from an odd-numbered list of experienced employment law arbitrators provided by the AAA. Each Party shall strike one arbitrator from the list alternately until only one arbitrator remains.

(b)         Each Party shall have the right to conduct reasonable discovery, as determined by the arbitrator.

(c)         The arbitrator shall have all powers conferred by law and a judgment may be entered on the award by a court of law having jurisdiction. The arbitrator shall render a written arbitration award that contains the essential findings and conclusions on which the award is based. The award and judgment shall be binding and final on both Parties, subject to such review as is authorized by law.

(d)         Either Party may bring an action to confirm the arbitration award in a court of competent jurisdiction. To the maximum extent permitted by law, the decision of the arbitrator shall be final and binding on the Parties to this Agreement and shall be subject to judicial review only to the extent provided by law.

(e)         The Parties shall share equally the costs of the arbitrator and the arbitration forum unless a different fee payment arrangement is otherwise required by applicable law to preserve the enforceability of this arbitration provision. Employer will pay the costs of the arbitrator and the arbitration forum to the extent required by applicable law to preserve the enforceability of this arbitration provision.

(f)         In the event litigation, mediation, or arbitration is commenced to enforce or construe any of the provisions of this Agreement, to recover damages for breach of any of the provisions of this Agreement, or to obtain declaratory relief in connection with any of the provisions of this Agreement, the prevailing Party shall, to the extent permitted by law without impairing the enforceability of the arbitration provision hereinabove, be entitled to recover reasonable attorneys’ fees and costs. In the event this Agreement is asserted, in any litigation, mediation, or arbitration, as a defense to any liability, claims, demands, actions, causes of action, or rights herein released or discharged, the prevailing Party on the issue of that defense shall, to the extent permitted by law without impairing the enforceability of the arbitration provision hereinabove, be entitled to recover reasonable attorneys’ fees and costs.

(g)         The Executive and the Bank understand that by signing this Agreement, they give up their right to a civil trial in a court of law and their right to a trial by jury.

(h)         This agreement to arbitrate does not apply to disputes or claims related to workers’ compensation benefits, disputes or claims related to unemployment insurance benefits, unfair labor practice charges under the National Labor Relations Act, or disputes or claims that are expressly excluded from arbitration by statute or are expressly required to be arbitrated under a different procedure pursuant to an employee benefit plan.

(i)         This agreement to arbitrate does not prevent Executive from filing a charge or complaint with the California Department of Fair Employment and Housing, or the U.S. Equal Opportunity Commission. It also does not prevent Executive from participating in any investigation or proceeding conducted by an agency. However, if one of these agencies issues a right to sue notice, binding arbitration under this agreement will be Executive’s sole remedy.

(j)         This agreement to arbitrate shall continue during the Employment Period and thereafter regarding any employment-related disputes.

12.         Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. For purposes of determining the timing of any payments to be made under this Agreement by reference to Executive’s termination of employment, “termination” and “termination of employment” shall refer to Executive’s "separation from service" as defined for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall be paid on the first payroll date to occur following the six-month anniversary of the Termination Date (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer or representative and Executive has executed this Agreement to be effective as of the day and year first written above.

ROYAL BUSINESS BANK

By:	/s/ James Kao
Dr. James Kao,
Chairman of the Board

By:	/s/ Richard Lin
Richard Lin,
Secretary

RBB BANCORP

By:	/s/ James Kao
Dr. James Kao,
Chairman of the Board

By:	/s/ Richard Lin
Richard Lin,
Secretary

EXECUTIVE

/s/ Alex Ko
Alex Ko

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